PROSPECTUS	Filed Pursuant to Rule 424(b)(3) Registration No. 333-283273

TRINITY BIOTECH PLC

650,000 American Depositary Shares
representing
13,000,000 A Ordinary Shares

 This prospectus relates to the resale, from time to time, by the selling shareholder named in this prospectus or its permitted assigns, of up to 650,000 American Depositary Shares (“ADSs”) (each ADS represents 20 A Ordinary Shares of Trinity Biotech plc (the “Company’), par value $0.0109 per share) that Craig-Hallum Capital Group LLC (“Craig-Hallum” or the “Selling Shareholder”) acquired from us on October 10, 2024 pursuant to a financial advisory agreement between the Company and the Selling Shareholder (the “Advisory Agreement”).

Our ADSs are listed on The NASDAQ Global Select Market (“Nasdaq”) under the symbol “TRIB.”  On December 4, 2024, the closing price of an ADS on The NASDAQ Global Select Market was $1.03. The Selling Shareholder may offer and sell any of the ADSs from time to time at fixed prices, at market prices or at negotiated prices, and may engage a broker, dealer or underwriter to sell the ADSs. For additional information on the possible methods of sale that may be used by the Selling Shareholder, you should refer to the section entitled “Plan of Distribution” elsewhere in this prospectus. We will not receive any proceeds from the sale of any ADSs by the Selling Shareholder. We do not know when or in what amount the Selling Shareholder may offer the ADSs for sale. The Selling Shareholder may sell any, all or none of the ADSs offered by this prospectus.

INVESTING IN THE ADSs INVOLVES A HIGH DEGREE OF RISK.  BEFORE BUYING ANY SECURITIES, YOU SHOULD CAREFULLY CONSIDER THE RISK FACTORS DESCRIBED IN “RISK FACTORS” BEGINNING ON PAGE 5 OF THIS PROSPECTUS AND UNDER SIMILAR HEADINGS IN THE OTHER DOCUMENTS THAT ARE INCORPORATED BY REFERENCE INTO THIS PROSPECTUS.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION (THE “COMMISSION”) NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS ARE TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this prospectus is December 5, 2024.

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Unless expressly stated otherwise, in this prospectus, references to “we”, “us”, “Trinity Biotech” or the “Group” shall mean Trinity Biotech plc and its world-wide subsidiaries, collectively.  References to the “Company” shall mean Trinity Biotech plc. All references to “dollars” or “$” in this prospectus are to U.S. dollars, and all references to “Euro” or “€” are to European Union Euro.

You should read this document together with the additional information described under the headings “Where You Can Find More Information” and “Incorporation of Certain Information by Reference” in this prospectus.  We have not authorized any dealer, salesperson or other person to give any information or to make any representation and you should not rely upon any information or representation not contained or incorporated by reference in this prospectus.  This prospectus does not constitute an offer to sell or the solicitation of an offer to buy ADSs, nor does this prospectus constitute an offer to sell or the solicitation of an offer to buy ADSs in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction. You should not assume that the information contained in this prospectus is accurate on any date subsequent to the date set forth on the front of the document or that any information we have incorporated by reference is correct on any date subsequent to the date of the document incorporated by reference, even though this prospectus is delivered or ADS is sold on a later date.

We further note that the representations, warranties and covenants made by us in any agreement that is filed as an exhibit to any document that is incorporated by reference into the accompanying prospectus were made solely for the benefit of the parties to such agreement, including, in some cases, for the purpose of allocating risk among the parties to such agreements, and should not be deemed to be a representation, warranty or covenant to you. Moreover, such representations, warranties or covenants were accurate only as of the date when made.  Accordingly, such representations, warranties and covenants should not be relied on as accurately representing the current state of our affairs.

This prospectus is not intended to be and is not a prospectus for purposes of: (i) Regulation (EU) 2017/1129 of the European Parliament and of the Council or the European Union (Prospectus) Regulations of Ireland 2019; or (ii) Regulation (EU) 2017/1129 as it forms part of United Kingdom domestic law by virtue of the European Union (Withdrawal) Act 2018 of the United Kingdom, as amended by the Prospectus (Amendment etc.) (EU Exit) Regulations 2019 of the United Kingdom, or the UK Prospectus Regulation. No offer of shares to the public is made, or will be made, that requires the publication of a prospectus pursuant to European prospectus law or the UK Prospectus Regulation. This document has been prepared on the basis that any offer of shares in any relevant European Economic Area member state or the United Kingdom will be made pursuant to an exemption under European prospectus law and the UK Prospectus Regulation from the requirement to publish a prospectus for offers of shares and does not constitute an offer or solicitation to anyone to purchase shares in any jurisdiction in which such an offer or solicitation is not authorized nor to any person to whom it is unlawful to make such an offer or solicitation. This document has not been reviewed or approved by the Central Bank of Ireland nor by any other competent or supervisory authority of any other member state of the European Economic Area or the United Kingdom for the purposes of the EU Prospectus Regulation, or the UK Prospectus Regulation, as applicable. Any representation to the contrary is a criminal offense.

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FORWARD‑LOOKING STATEMENTS

Some of the statements contained in this prospectus and the documents incorporated by reference are forward-looking statements. Forward-looking statements involve risks and uncertainties, such as statements about our plans, objectives, expectations, assumptions or future events. In some cases, you can identify forward-looking statements by terminology such as “anticipate,” “estimate,” “plan,” “project,” “continuing,” “ongoing,” “expect,” “we believe,” “we intend,” “may,” “should,” “will,” “could” and similar expressions denoting uncertainty or an action that may, will or is expected to occur in the future. These statements involve estimates, assumptions, known and unknown risks, uncertainties and other factors that could cause actual results to differ materially from any future results, performances or achievements expressed or implied by the forward-looking statements. Examples of forward-looking statements include, but are not limited to, statements about:

•	the development of future products;

•	the potential attributes and benefit of our products and their competitive position;

•	our ability to successfully commercialize, or enter into strategic relationships with third parties to commercialize, our products;

•	our estimates regarding expenses, future revenues, capital requirements and our need for additional financing;

•	statements of our plans and objectives;

•	our ability to acquire or in-license new product candidates;

•	potential strategic relationships;

•	the duration of our patent portfolio; and

•	statements regarding the capabilities of our business operations;

•	statements of expected future economic performance;

•	statements regarding competition in our market; and

•	assumptions underlying statements regarding us or our business.

Forward-looking statements are neither historical facts nor assurances of future performance. Instead, they are based only on our current beliefs, expectations and assumptions regarding the future of our business, future plans and strategies, projections, anticipated events and trends, the economy and other future conditions. Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict and many of which are outside of our control. Our actual results and financial condition may differ materially from those indicated in the forward-looking statements. Therefore, you should not rely on any of these forward-looking statements. Important factors that could cause our actual results and financial condition to differ materially from those indicated in the forward-looking statements include, among others, the following:

•	our substantial indebtedness, which could impair our flexibility and access to capital and adversely affect our financial position;

•	our ability to generate or raise sufficient funds to repay our debt as it becomes due and to continue as a going concern;

•	our continued listing on the Nasdaq Global Select Market:

•	pandemics or other public health emergencies, including ongoing effects of the COVID-19 pandemic;

•
the occurrence of hostilities and political instability, including hostilities between Russia and Ukraine and between Hamas and Israel, and resulting volatility and other effects on global economic conditions;

•	changes in customer demand;

•	our ability to successfully develop and commercialize new products, including our new biosensor related products, including our continuous glucose monitoring (“CGM”) product;

•
recalls of our products or liability claims in connection with our products and services and the cost and reputational harm associated with such recalls or claims and with any voluntary corrective actions or regulatory agency enforcement actions;

•	delays or failures in our clinical trials and failure to maintain regulatory approvals and clearances to manufacture, market and distribute our products;

•	interruptions in production at our principal manufacturing facilities, our third-party manufacturing facilities or our suppliers;

•	the extent to which we are successful in gaining new long-term relationships with customers or retaining existing ones;

•	developments and changes in laws and regulations, including increased regulation of our industry through legislative action and revised rules and standards;

•	security breaches, cybersecurity attacks and other significant disruptions;

•	natural events such as severe weather, fires, floods and earthquakes or man-made or other disruptions of our business and facilities;

•	strategic actions, including acquisitions and dispositions and our success in integrating acquired businesses; and

•	our ability to obtain and protect rights to the intellectual property necessary for the conduct of our business and the potential costs of enforcing or defending those rights.

The ultimate correctness of these forward-looking statements depends upon a number of known and unknown risks and events. We discuss our known material risks in the section entitled “Risk Factors” on page 5 of this prospectus and on page 3 in our annual report on Form 20-F for the year ended December 31, 2023 incorporated by reference herein. Many factors could cause our actual results to differ materially from the forward-looking statements. In addition, we cannot assess the impact of each factor on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements.

The forward-looking statements speak only as of the date on which they are made, and, except as required by law, we undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which the statement is made or to reflect the occurrence of unanticipated events.

PROSPECTUS SUMMARY

This summary highlights selected information contained elsewhere or incorporated by reference in this prospectus. The summary does not contain all the information that you should consider before investing in our ADSs.  You should read the entire prospectus carefully, including “Risk Factors” contained in this prospectus and the documents incorporated by reference in this prospectus, before making an investment decision. Unless otherwise indicated herein, the terms “Trinity Biotech,” the “Company,” “we,” “us” or “our” refer to Trinity Biotech plc.

We and our subsidiaries develop, acquire, manufacture and market medical diagnostic products and services for the clinical laboratory and point-of-care segments of the diagnostic market. These products and services are used to detect and support the management of autoimmune, infectious and sexually transmitted diseases, diabetes and disorders of the liver and intestine.  We have recently entered into the biosensor industry, with the acquisition (the “Waveform Acquisition”) of the biosensor assets of Waveform Technologies Inc. (“Waveform”) and intend to develop a range of biosensor devices and related services, starting with a continuous glucose monitoring (“CGM”) product.

For a full and comprehensive description of our business, markets and product lines, see our most recent Annual Report on Form 20-F and any updates in our Reports of Foreign Private Issuer on Form 6-K, to the extent that they are incorporated herein by reference.

Recent Developments

In July 2024, we entered into an At the Market Offering Agreement with Craig-Hallum pursuant to which the Company may sell its ADSs from time to time in an at the market offering through Craig-Hallum, acting as sales agent (the “ATM Program”). As of the date of the registration statement of which this prospectus forms a part, we had issued a total of 3,344,208 ADSs pursuant to the ATM Program.

On September 24, 2024, we acquired Metabolomics Diagnostics (the “Metabolomics Acquisition”), an Irish deep-tech company, specialized in the development of novel biomarker-based diagnostic solutions for complex diseases. The purchase price was approximately $498,000, with the consideration paid with approximately 270,000 ADSs. Metabolomics Limited had developed a test to accurately predict the risk of preeclampsia in pregnant women. We intend to manufacture the preeclampsia test in-house and commercialize the test in our New York State Department of Health-certified Immco diagnostic reference laboratory, with first revenues from preeclampsia testing expected in 2025.  Given the late stage of development of the test, and significant synergies with our existing capabilities and infrastructure, the additional investment for commercialization in 2025 is expected to be limited.

On October 10, 2024 we issued 650,000 of our ADSs to Craig-Hallum pursuant to the Advisory Agreement. We also issued 361,892 of our ADSs to Native Design Limited pursuant to a design services agreement dated October 10, 2024.

On October 17, 2024, we completed a strategic investment in Novus Diagnostics (the “Novus Investment”), a company pioneering a rapid sepsis testing platform.  We acquired a 12.5% equity interest in Novus Diagnostics, valued at approximately $2.5 million in exchange for approximately 1.4 million of our ADSs.

On October 22, 2024, we acquired EpiCapture Limited (the “EpiCapture Acquisition”) a company developing a non-invasive test for monitoring the risk of aggressive prostate cancer. The purchase price included initial consideration of approximately $3 million, with additional consideration of $0.5 million contingent on the achievement of future milestones. The initial consideration was paid through the issuance of approximately 1.7 million ADSs.

Corporate Information

We were incorporated as a private limited company registered in Ireland in January 1992 and subsequently re-registered as a public limited company (“plc”) in July 1992. The Company commenced operations in 1992 and, in October 1992, completed an initial public offering of our securities in the United States. Our principal offices are located at IDA Business Park, Bray, Co. Wicklow, Ireland and our telephone number is +353 1276 9800. Our North American headquarters is based at 2823 Girts Rd., Jamestown, NY 14701, USA.  The Company’s website is www.trinitybiotech.com. The information in our website is not incorporated by reference herein.

THE OFFERING

ADSs offered by the selling shareholder	650,000 ADSs (each ADS represents 20 A Ordinary Shares, par value $0.0109 per share). The offered ADSs are evidenced by ADRs.

A Ordinary Shares outstanding as of November 30, 2024
361,073,562 A Ordinary Shares (which excludes  48,696,672 A Ordinary Shares issuable upon the exercise of options at exercise prices that range from US$0.12-US$1.29 per share, 21,200,000 A Ordinary Shares represented by ADSs issuable upon the exercise of outstanding warrants, and 24,691,358 A Ordinary Shares  represented by ADSs issuable upon conversion of the $20 million convertible note (the “MiCo Convertible Note”) held by MiCo IDV Holdings, LLC (“MiCo”), with an ADS conversion price of $16.20 per ADS).

Use of proceeds	We will not receive any proceeds from the sale of the ‘ADSs offered hereby.

Nasdaq symbol	“TRIB”

Risk Factors
Prospective investors should carefully consider the Risk Factors beginning on Page 5 and under similar headings in the other documents that are incorporated by reference into this prospectus for a discussion of certain factors that should be considered before buying the ADSs offered hereby.

RISK FACTORS

Investing in our securities involves significant risks. Please see the risk factors under the heading “Risk Factors” in our most recent Annual Report on Form 20-F on file with the Commission, as revised or supplemented by our reports subsequently filed after the date hereof with the Commission and incorporated by reference in this prospectus. Before making an investment decision, you should carefully consider these risks as well as other information we include or incorporate by reference in this prospectus. The risks and uncertainties we have described are not the only ones facing our company. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also affect our business operations. The occurrence of any of these risks might cause you to lose all or part of your investment in the offered securities. The discussion of risks includes or refers to forward-looking statements; you should read the explanation of the qualifications and limitations on such forward-looking statements discussed elsewhere in this.

Risks Related to Ownership of our ADSs

We may encounter difficulties in realizing the potential financial or strategic benefits of recent business acquisitions. We expect to make additional acquisitions in the future that could disrupt our operations and harm our operating results.

A significant part of our business strategy is to pursue acquisitions and other initiatives based on a strategy centered on adding complementary solutions to our portfolio—all while we seek to ensure our continued high quality of services and product delivery. In the past year we have made numerous acquisitions including the acquisition of the biosensor assets of Waveform Technologies Inc. and intend to develop a range of biosensor devices and related services, starting with a continuous glucose monitoring (“CGM”) product.

Mergers and acquisitions of companies and assets are inherently risky and subject to many factors outside of our control and no assurance can be given that our future acquisitions will be successful and will not adversely affect our business, operating results, or financial condition. In the future, we may seek to acquire or make strategic investments in complementary businesses, technologies, services or products, or enter into strategic partnerships or alliances with third parties in order to expand our business. Failure to manage and successfully integrate such acquisitions could materially harm our business and operating results. Prior acquisitions have resulted in a wide range of outcomes, from successful introduction of new products technologies and professional services to a failure to do so. There can be no assurance that new product enhancements will be made in a timely manner or that pre-acquisition due diligence will have identified all possible issues that might arise with respect to such products. If we acquire other businesses, we may face difficulties, including:

•	Difficulties in integrating the operations, systems, technologies, products, and personnel of the acquired businesses or enterprises;

•	Diversion of management’s attention from normal daily operations of the business and the challenges of managing larger and more widespread operations resulting from acquisitions;

•	Integrating financial forecasting and controls, procedures and reporting cycles;

•	Potential difficulties in completing projects associated with in-process research and development;

•	Difficulties in entering markets in which we have no or limited direct prior experience and where competitors in such markets have stronger market positions;

•	Insufficient revenue to offset increased expenses associated with acquisitions; and

•	The potential loss of key employees, customers, distributors, vendors and other business partners of the companies we acquire following and continuing after announcement of acquisition plans.

We may not succeed in our efforts to implement a comprehensive transformation plan to improve the financial performance of our existing business.

In April 2024, we announced the adoption of a transformation plan to improve the financial performance of our existing business. The plan has several key components that we believe are achievable, in most cases by mid-2025, including:

•
Reducing complexity and cost by consolidating our main manufacturing operations into a considerably smaller number of sites and also moving to an outsourced model for a significant amount of our less complex manufacturing activities;

•	Reducing the cost of goods of many of our products by changing suppliers and negotiating new deals with existing suppliers:

•	Continued market acceptance of our new TrinScreen™ HIV rapid point-of-care test; and

•	Simplifying our internal operations and optimizing our business support function locations.

          Although we have implemented or are in the midst of implementing a number of these cost-saving initiatives, including consolidating manufacturing, moving some manufacturing offshore to improve our operating margins, and moving significant aspects of our business support functions to a lower cost and centralized location, we cannot assure you that these efforts will be successful or that we can achieve our long-term profitability goals. A failure to achieve these goals will have a material adverse effect on our results of operations and financial condition.

In 2021, certain of our U.S. subsidiaries received loans which were subsequently forgiven under the Paycheck Protection Program under the Coronavirus Aid, Relief, and Economic Security Act (the “CARES Act”) which they may not have been eligible to receive. If it is determined that the subsidiaries were ineligible to receive the loans, they may be required to return the proceeds, pay interest and may be subject to other penalties.

In January 2021, two of our U.S. based subsidiaries applied for and received loans totaling approximately $1.8 million under the Paycheck Protection Program (the “PPP”) of the CARES Act. In accordance with the requirements of the CARES Act, as amended by the Paycheck Protection Program Flexibility Act of 2020 (the “PPP Flexibility Act”), the PPP loans were to be forgiven under certain circumstances. In September 2021, the two subsidiaries applied for forgiveness of the loans and those loans were subsequently forgiven. While our subsidiaries believed at the time that they obtained the loans that they met all of the eligibility requirements under the CARES Act, they were notified by the Department of Justice in late October 2024 that the two subsidiaries may have not been eligible to receive those loans. We are currently conducting an internal review of their actions with the assistance of counsel and have not verified whether the U.S. subsidiaries met the eligibility criteria for those loans. If they were not eligible for those loans, we will likely be required to return the proceeds of those loans, pay interest, and may be subject to enforcement proceedings. This may result in adverse publicity and damage to our reputation and have a material adverse effect on our results of operations and financial condition.

The Nasdaq Global Select Market imposes listing standards on our ADSs that we may not be able to fulfill in the future, thereby leading to a possible delisting of our ADSs.

As a listed Nasdaq Global Select Market company, we are subject to various listing standards.  There can be no assurance that we will be able to meet all of the criteria necessary for Nasdaq to allow our ADSs to remain listed.

On November 21, 2023, we received a deficiency letter from the Listing Qualifications Department of Nasdaq (the “Staff”) notifying us that our company was not in compliance with the minimum market value of publicly held shares (“MVPHS”) requirement of the Nasdaq Listing Rules applicable to companies listed on the Nasdaq Global Select Market. For continued listing, registrants are required to maintain a minimum MVPHS of $15 million. A failure to meet the minimum MVPHS requirement exists if the deficiency continues for a period of 30 consecutive business days. In accordance with the Nasdaq Listing Rules, we had 180 calendar days from the date of the deficiency notice, or until May 20, 2024, to regain compliance with the minimum MVPHS requirement.

On May 22, 2024, we received a determination letter (the “Determination Letter”) from the Staff notifying us that we had not regained compliance with the MVPHS Requirement by May 20, 2024 and that, unless we timely requested a hearing before a Hearings Panel (the “Panel”), trading of the ADSs would be suspended and the ADSs would be delisted. On July 16, 2024, the Company met with the Nasdaq Hearings Panel (the “Panel”) to discuss its plan to regain compliance with the MVPHS Requirement and requested an extension until October 31, 2024, to demonstrate compliance. On August 1, 2024, the Panel granted the Company an extension until October 31, 2024, to meet the MVPHS requirement. On November 6, 2024, the Staff notified us that they determined that we had regained compliance with the MVPHS Requirement.  However, there can be no assurance that the ADSs will continue to meet the MVPHS Requirement or other listing requirements.

We had also received a deficiency letter from the Staff, in April of 2023, that for the preceding 30 consecutive business days, the ADSs did not maintain a minimum closing bid price of $1.00 (the “Minimum Bid Price Requirement”) per ADS, as required by Nasdaq Listing Rule 5450(a)(1). To satisfy the Minimum Bid Price Requirement, we effected a change to the number of A Ordinary Shares represented by each ADS on February 23, 2024, pursuant to which the ADS to ordinary share ratio changed from one ADS representing four A Ordinary Shares to one ADS representing 20 A Ordinary Shares (the “ADS Ratio Change”). For existing ADS holders, the ADS Ratio Change had the same effect as a one-for-five reverse ADS split. On March 8, 2024, the Staff notified us that they determined that we regained compliance with Listing Rule 5450(a)(1). However, there can be no assurance that the ADSs will continue to meet the Minimum Bid Price Requirement.

If the ADSs are ultimately delisted from Nasdaq and we are unable to successfully transfer the listing of the ADSs to The Nasdaq Capital Market, the ADSs would likely then trade only in the over-the-counter market and the market liquidity of the ADSs could be adversely affected and their market price could decrease. If the ADSs were to trade on the over-the-counter market, selling the ADSs could be more difficult because smaller quantities of shares would likely be bought and sold, transactions could be delayed, and we could face significant material adverse consequences, including: a limited availability of market quotations for our securities; reduced liquidity with respect to our securities; a determination that our shares are a “penny stock,” which will require brokers trading in our securities to adhere to more stringent rules, possibly resulting in a reduced level of trading activity in the secondary trading market for our securities; a reduced amount of news and analyst coverage for our company; and a decreased ability to issue additional securities or obtain additional financing in the future. These factors could result in lower prices and larger spreads in the bid and ask prices for the ADSs and would substantially impair our ability to raise additional funds and could result in a loss of institutional investor interest and fewer development opportunities for us.

USE OF PROCEEDS

We will not receive the proceeds from the resale of the ADSs by the Selling Shareholder.

CAPITALIZATION

The following table sets forth our capitalization as of September 30, 2024 as derived from our unaudited balance sheet as of September 30, 2024, which was prepared in accordance with International Financial Reporting Standards, as issued by the International Accounting Standards Board. The information in this table should be read in conjunction with the audited condensed consolidated interim financial statements for the year ended December 31, 2023 and other financial information incorporated by reference into this prospectus and any prospectus supplement.

The table below presents our capitalization on an actual basis and on an as-adjusted basis to give effect to (a) the issuance of 1,730,603 ADSs in connection with the EpiCapture Acquisition, (b) the issuance of 1,399,985 ADSs in connection with the Novus Investment, (c) the issuance of 361,892 ADSs to Native Design Limited pursuant to a design services agreement, and (d) the issuance of 650,000 ADSs to the Selling Shareholder pursuant to the Advisory Agreement.

	As of September 30, 2024
	Actual	As Adjusted
Equity (1):
A Ordinary Shares, par value $0.0109 per share	$2,377.00	$2,422.55
Share Premium	$57,519.00	$64,371.87
Treasury shares	$(24,922.00)	$24,922.00)
Reserves	$984.00	$984.00
Accumulated deficit	$(62,300.00)	$(63,197.91)
Total shareholders’ equity	$(26,342.00)	$(20,342.08)

(1)
The number of A Ordinary Shares issued and outstanding excludes: 48,696,672 A Ordinary Shares issuable upon exercise of stock options outstanding as of September 30, 2024 at exercise prices that range from US$0.12-US$1.29 per share; 21,200,000 A Ordinary Shares represented by ADSs issuable upon the exercise of outstanding warrants; 24,691,358 A Ordinary Shares represented by ADSs issuable upon conversion of the MiCo Convertible Note.

SELLING SHAREHOLDER

We are registering the resale of 650,000 ADSs (representing 13 million A Ordinary Shares) pursuant to the registration rights provisions of the Advisory Agreement.  Craig-Hallum is an investment banking firm based in Minneapolis, MN.  The term “Selling Shareholder” includes the entities identified in the table below (as such table may be amended from time to time by means of an amendment to the registration statement of which this prospectus forms a part or by a supplement to this prospectus) and any permitted assignees of the ADSs from the Selling Shareholder. Craig-Hallam has acted as manager in connection with the Company’s at the market offering pursuant to an at the market offering agreement between the Company and Craig-Hallum, dated July 12, 2024. Except as described herein or in the documents incorporated by reference herein, we did not have any material relationship with the Selling Shareholder prior to the Advisory Agreement.

Our registration of the resale of the ADSs covered by this prospectus does not necessarily mean that the Selling Shareholder will sell any or all of the ADSs.

The information in the table below is based upon information provided by the Selling Shareholder.

Selling Shareholder	Ordinary Shares Beneficially Owned Prior to Offering/ Percentage of Class	Ordinary Shares Being Offered	Ordinary Shares Beneficially Owned Upon Completion of Offering / Percentage of Class
Craig-Hallum(1)	3.6% (2)	13,000,000 A Ordinary Shares (represented by 650,000 million ADSs)	-- %(3)

(1)	Craig-Hallum’s address is 222 South Ninth Street, Suite 350, Minneapolis, Minnesota 55420.
(2)	The A Ordinary Shares represented by the 650,000 ADSs offered hereby.
(3)	Assuming all ADSs representing A Ordinary Shares being registered for resale hereunder are sold.

PLAN OF DISTRIBUTION

The selling shareholder, may, from time to time, sell, transfer or otherwise dispose of any or all of its ADSs or interests therein on any stock exchange, market or trading facility on which the ADSs are traded or in private transactions. These dispositions may be at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market price, at varying prices determined at the time of sale, or at negotiated prices.

The selling shareholder may use any one or more of the following methods when disposing of shares or interests therein:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its own account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	short sales effected after the date the registration statement of which this prospectus is a part is declared effective by the Commission;

•	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

•	through agreements between broker-dealers and the selling shareholder to sell a specified number of such shares at a stipulated price per share;

•	a combination of any such methods of sale; and

•	any other method permitted by applicable law.

In connection with the sale of our ADSs or interests therein, the selling shareholder may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the ADSs or interests therein in the course of hedging the positions they assume. The selling shareholder may also sell ADSs or interests therein short and deliver these securities to close out their short positions, or loan or pledge the ADSs or interests therein to broker-dealers that in turn may sell these securities. The selling shareholder may also enter into options or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to each such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The aggregate proceeds to the selling shareholder from the sale of the ADSs or interests therein offered by the selling shareholder will be the purchase price of such securities less discounts or commissions, if any. The selling shareholder reserves the right to accept and, together with its agents from time to time, to reject, in whole or in part, any proposed purchase of ‘ADSs or interests therein to be made directly or through agents. We will not receive any of the proceeds from this offering.

The selling shareholder also may resell all or a portion of the ADS or interests therein in open market transactions in reliance upon Rule 144 under the Securities Act of 1933, provided that they meet the criteria and conform to the requirements of that rule.

The selling shareholder and any underwriters, broker-dealers or agents that participate in the sale of the ADSs or interests therein may be “underwriters” within the meaning of Section 2(a)(11) of the Securities Act. Any discounts, commissions, concessions or profit they earn on any resale of the shares may be underwriting discounts and commissions under the Securities Act. If the selling shareholder is an “underwriter” within the meaning of Section 2(a)(11) of the Securities Act, it will be subject to the prospectus delivery requirements of the Securities Act.

To the extent required, the ADSs or interest therein to be sold, the name of the selling shareholder, the respective purchase prices and public offering prices, the names of any agents, dealer or underwriter, and any applicable commissions or discounts with respect to a particular offer will be set forth in an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement that includes this prospectus.

In order to comply with the securities laws of some states, if applicable, the ADSs or interests therein may be sold in those jurisdictions only through registered or licensed brokers or dealers. In addition, in some states the ADSs or interests therein may not be sold unless it has been registered or qualified for sale or an exemption from registration or qualification requirements is available and is complied with.

We have advised the selling shareholder that the anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of shares in the market and to the activities of the selling shareholder and its affiliates. In addition, to the extent applicable we will make copies of this prospectus (as it may be supplemented or amended from time to time) available to the selling shareholder for the purpose of satisfying the prospectus delivery requirements of the Securities Act. The selling shareholder may indemnify any broker-dealer that participates in transactions involving the sale of the shares against certain liabilities, including liabilities arising under the Securities Act.

We have agreed with the selling shareholder to keep the registration statement of which this prospectus constitutes a part effective until the earlier of (1) such time as all of the shares covered by this prospectus have been disposed of pursuant to and in accordance with the registration statement or have been withdrawn.

DESCRIPTION OF OUR ADSs

The primary trading market for our ADSs is the NASDAQ Global Select Market, where our ADSs are listed and traded under the symbol “TRIB”. The ratio of ADSs to underlying A Ordinary Shares is 1 ADS : 20 A Ordinary Shares. The Bank of New York Mellon is the depositary for the ADSs pursuant to the deposit agreement filed with the Commission on January 15, 2004 as an exhibit to our Form F-6, registration no. 333-111946.

Descriptions of our A Ordinary Shares and ADSs can be found in our Annual Report on Form 20-F for the year ended December 31, 2023, which descriptions are incorporated herein by reference

TAXATION

A description of taxation affecting our ADSs can be found in our Annual Report on Form 20-F for the year ended December 31, 2023, which description is incorporated herein by reference.

AUTHORIZED REPRESENTATIVE

Our authorized representative in the United States for this offering as required pursuant to Section 6(a) of the Securities Act is Puglisi & Associates; 850 Library Avenue, Suite 204; Newark, Delaware 19711. We have agreed to indemnify the authorized representative against liabilities under the Securities Act of 1933.
OFFERING EXPENSES

The following is a statement of expenses in connection with the distribution of the securities registered. All amounts shown are estimates except the Commission registration fee.  The estimates do not include expenses related to offerings of particular securities. Each prospectus supplement describing an offering of securities will reflect the estimated expenses related to the offering of securities under that prospectus supplement.

Commission registration fee	$157.73
EDGAR and printing fees	$1,000
Legal fees and expenses	$10,000
Accounting fees and expenses	$5,500
Miscellaneous	$2,000
Total	$18,657.73

MATERIAL CHANGES

Except as otherwise described in our Annual Report on Form 20-F for the fiscal year ended December 31, 2023, and in our Reports of Foreign Private Issuer on Form 6-K filed under the Exchange Act and incorporated by reference or disclosed herein, no reportable material changes have occurred since December 31, 2023.

LEGAL MATTERS

Carter Ledyard & Milburn LLP, New York, New York, will be passing upon matters of United States law for us with respect to securities offered by this prospectus.  The validity of the A Ordinary Shares represented by ADSs offered hereby will be passed upon for us by Matheson LLP, Dublin, Ireland.

EXPERTS

The consolidated financial statements incorporated in this prospectus by reference to the Annual Report on Form 20-F for the year ended December 31, 2023 and the Statement of Assets Acquired and Liabilities Assumed with respect to the asset acquisition from Waveform Technologies, Inc. incorporated in this prospectus by reference to the Report on Form 6-K filed with the Commission on April 30, 2024 have been so incorporated in reliance on the reports of Grant Thornton, an independent registered public accounting firm, upon the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

This prospectus is a part of a registration statement on Form F-3 that we filed with the Commission under the Securities Act.  We refer you to this registration statement for further plea information about us and the securities offered hereby.

 We file annual and special reports and other information with the Commission (Commission File Number 000-22320). These filings contain important information that does not appear in this prospectus. Our SEC filings are also available on the Commission Internet site at www.sec.gov, which contains periodic reports and other information regarding issuers that file electronically.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

We file annual and special reports and other information with the Commission (File Number 000-22320).  These filings contain important information which does not appear in this prospectus. The Commission allows us to “incorporate by reference” information into this prospectus, which means that we can disclose important information to you by referring you to other documents which we have filed or will file with the Commission.  We are incorporating by reference in this prospectus the documents listed below and all amendments or supplements we may file to such documents, as well as any future filings we may make with the Commission on Form 20-F under the Exchange Act before the time that all of the securities offered by this prospectus have been sold or de-registered.

●
Our Annual Report on Form 20-F for the fiscal year ended December 31, 2023, as filed with the Commission on April 30, 2024, and Amendment No. 1 thereto on Form 20-F/A, as filed with the Commission on July 12, 2024;

●
Our Reports on Form 6-K furnished to the Commission on April 30, 2024, May 16, 2024, May 28, 2024, July 11, 2024, July 12, 2024, August 7, 2024, August 7, 2024, August 20, 2024, August 21, 2024, August 29, 2024, September 5, 2024 (with materials relating to the Company’s annual general meeting), September 23, 2024, September 25, 2024, September 30, 2024, October 2, 2024, October 25, 2024 (with respect to each of the EpiCapture Acquisition and the Novus Investment), November 7, 2024 and November 15, 2024; and

●	The description of our ADSs contained in our Form 20-F for the fiscal year ended December 31, 2023 filed with the Commission April 30, 2024.

In addition, we may incorporate by reference into this prospectus our reports on Form 6-K filed after the date of this prospectus (and before the time that all of the securities offered by this prospectus have been sold or de-registered) if we identify in the report that it is being incorporated by reference in this prospectus.

Certain statements in and portions of this prospectus update and replace information in the above listed documents incorporated by reference.  Likewise, statements in or portions of a future document incorporated by reference in this prospectus may update and replace statements in and portions of this prospectus or the above listed documents.

We will provide you without charge, upon your written or oral request, a copy of any of the documents incorporated by reference in this prospectus, other than exhibits to such documents which are not specifically incorporated by reference into such documents. Please direct your written or telephone requests to Trinity Biotech plc, IDA Business Park, Bray, Co. Wicklow, Ireland, Attn: Corporate Secretary, telephone number +(353) 1 276 9800. You may also obtain information about us by visiting our website at www.trinitybiotech.com. Information contained in our website is not part of this prospectus.

You should rely only on the information contained or incorporated in this prospectus. We have not authorized anyone else to provide you with different information. You should not rely on any other representations. Our affairs may change after this prospectus is distributed. You should not assume that the information in this prospectus is accurate as of any date other than the date on the front of those documents. You should read all information supplementing this prospectus.

We are an Irish company and are a “foreign private issuer” as defined in Rule 3b-4 under the Exchange Act.  As a result, (i) our proxy solicitations are not subject to the disclosure and procedural requirements of Regulation 14A under the Exchange Act, (ii) transactions in our equity securities by our officers, directors and principal shareholders are exempt from Section 16 of the Exchange Act; and (iii) we are not required under the Exchange Act to file periodic reports and financial statements as frequently or as promptly as U.S. companies whose securities are registered under the Exchange Act.

ENFORCEABILITY OF CIVIL LIABILITIES

Service of process upon us and upon our directors and officers and the Irish experts named in this prospectus, most of whom reside outside the United States, may be difficult to obtain within the United States.  Furthermore, because substantially all of our assets and substantially all of our directors and officers are located outside the United States, any judgment obtained in the United States against us or any of our directors and officers may not be collectible within the United States.

We have been advised by counsel that the United States currently does not have a treaty with Ireland providing for the reciprocal recognition and enforcement of judgments in civil and commercial matters. Therefore, a final judgment for the payment of money rendered by any U.S. federal or state court based on civil liability, whether or not based solely on U.S. federal or state securities laws, would not automatically be recognized or enforceable in Ireland.

A judgment of the U.S. courts will be enforced by the Irish courts, by way of separate action in Ireland,  if the following general requirements are met: (i) the debt is for a liquidated or defined sum; (ii) the procedural rules of the U.S. court must have been observed and the U.S. court must have had jurisdiction in relation to the particular defendant according to Irish conflict of law rules (the submission to jurisdiction by the defendant would satisfy this rule); and (iii) the judgment must be final and conclusive and the decree must be final and unalterable in the court which pronounces it. A judgment can be final and conclusive even if it is subject to appeal or even if an appeal is pending. If the effect of lodging an appeal under the applicable law is to stay execution of the judgment, it is possible that, in the meantime, the judgment should not be actionable in Ireland. It remains to be determined whether final judgment given in default of appearance is final and conclusive. However, the Irish courts may refuse to enforce a judgment of the U.S. courts which meets the above requirements for one of the following reasons: (a) if the judgment is not for a debt or a definite sum of money; (b) if the judgment was obtained or alleged to have been obtained by fraud; (c) if the process and decision of the U.S. Courts were contrary to natural or constitutional justice under the laws of Ireland and if the enforcement of the judgment in Ireland would be contrary to natural or constitutional justice; (d) if the judgment is contrary to Irish public policy or involves certain United States laws which will not be enforced in Ireland or constitute the enforcement of a judgment of a penal or taxation nature; (e) if jurisdiction cannot be obtained by the Irish courts over the judgment debtors in the enforcement proceedings by personal service in Ireland or outside Ireland under Order 11 of the Irish Superior Courts Rules; (f) there is no practical benefit to the party in whose favor the foreign judgment is made in seeking to have that judgment enforced in Ireland, or (g) if the judgment is not consistent with a judgment of an Irish court in respect of the same matter.

We have irrevocably appointed Puglisi & Associates as our agent to receive service of process in any action against us in the state and federal courts sitting in the City of New York, Borough of Manhattan arising out of this offering or any purchase or sale of securities in connection therewith. We have not given consent for this agent to accept service of process in connection with any other claim.

TRINITY BIOTECH PLC

650,000 American Depositary Shares
representing
13,000,000 A Ordinary Shares

PROSPECTUS

  December 5, 2024